EXHIBIT 99.1

FOR IMMEDIATE RELEASE                      Contact: Erin Gaffney 212-840-4771
---------------------                               Web Site: www.hartmarx.com


                   HARTMARX REPORTS STRONG OPERATING RESULTS
                    FOR ITS SECOND QUARTER AND SIX MONTHS;
                COMPANY RAISES FULL YEAR 2005 EARNINGS GUIDANCE


         CHICAGO, June 27, 2005 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2005. Second quarter revenues were $145.7 million compared to $142.4 million in 2004. Net earnings improved by 83% to $5.4 million or $.15 per diluted share in the current period compared to net earnings of $3.0 million or $.08 per diluted share last year. For the six months, revenues increased 3.8% to $289.6 million from $279.0 million in 2004. Net earnings improved to $9.6 million or $.26 per diluted share compared to net earnings of $5.1 million or $.14 per diluted share in 2004.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "Our significantly improved earnings for the second quarter and six months reflect the results of our ongoing strategies to increase operating margins through changes in product mix, efficient utilization of owned tailored clothing factories and refinements to our offshore sourcing. Both the men's and women's operating segments achieved first half revenue and earnings increases. Our 3.8% first half consolidated revenue improvement included approximately $16 million of Misook sales this year, offset by nearly $17 million attributable to a men's license and a women's private label program which concluded last year. We are on target with our previously stated guidance of achieving a full year revenue increase in the low to mid single digit range. With our better than expected first half earnings, we are raising our full year earnings guidance. We now anticipate earnings to increase in the range of 40% to 45%, up from our previous guidance of a 30% to 40% improvement," Mr. Patel concluded.

         Second quarter operating earnings were $10.7 million in 2005 compared to $6.5 million in 2004. For the six months, operating earnings improved to $19.2 million from $11.6 million in 2004. The increase reflected a higher gross margin rate of 34.1% for the six months compared to 30.6% in 2004. Selling, general and administrative expenses increased to $80.6 million from $74.6 million in 2004 on the higher sales, increasing as a percentage of sales to 27.8% from 26.7% in 2004. Interest expense was $3.4 million year-to-date compared to $3.1 million in 2004, principally from higher average borrowing levels. The Misook business, acquired at the end of July, 2004, contributed approximately $.04 to earnings per diluted share for the second quarter and $.07 for the six months. Total debt at May 31, 2005 was $105.9 million compared to $100.5 million in the year earlier period.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Exclusively Misook, Barrie Pace and Aura. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, DKNY Donna Karan New York, Andrea Jovine, Lyle & Scott, Golden Bear and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

                                 - - More - -

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                        -- Financial Summary Follows --


                                                       HARTMARX CORPORATION
                                            --- UNAUDITED FINANCIAL SUMMARY --
                                                 (000's omitted, except per share amounts)

         Statement of Earnings                     Three Months Ended May 31,          Six  Months Ended May 31,
                                                  2005                2004            2005                2004
                                                  -----               -----           -----               -----

Net sales                                      $ 145,742           $ 142,383       $ 289,564           $ 278,996
Licensing and other income                           283                 334           1,048                 903
                                               ---------           ---------       ---------           ---------
                                                 146,025             142,717         290,612             279,899
                                               ---------           ---------       ---------           ---------
Cost of goods sold                                95,165              97,846         190,823             193,709
Selling, general & administrative
   expenses                                       40,179              38,402          80,583              74,608
                                               ---------           ---------       ---------           ---------
                                                 135,344             136,248         271,406             268,317
                                               ---------           ---------       ---------           ---------
Operating earnings                                10,681               6,469          19,206              11,582
Interest expense                                   1,806               1,579           3,381               3,122
                                               ---------           ---------       ---------           ---------
Earnings before taxes                              8,875               4,890          15,825               8,460
Tax provision                                     (3,450)             (1,930)         (6,195)             (3,340)
                                               ---------           ---------       ---------           ---------
Net earnings                                   $   5,425           $   2,960       $   9,630           $   5,120
                                               =========           =========       =========           =========

Earnings per share:
   Basic                                       $     .15           $     .08       $     .27           $     .15
   Diluted                                     $     .15           $     .08       $     .26           $     .14

Average shares: Basic                             36,412              34,950          36,168              34,417
                Diluted                           37,245              36,215          37,020              35,951


                                                           * * *

                                                             May 31,
                                                -------------------------------
         Condensed Balance Sheet                   2005                2004
                                                   ----                ----

         Cash                                  $   6,459           $   7,735
         Accounts receivable, net                110,899             116,258
         Inventories                             149,198             127,923
         Other current assets                     36,381              20,151
                                               ---------           ---------
                  Current Assets                 302,937             272,067
         Other assets, including goodwill
             and intangibles                      65,437              30,582
         Deferred income taxes                    26,062              52,280
         Intangible pension asset                 39,411              42,860
         Net fixed assets                         33,936              27,927
                                               ---------           ---------
                           Total               $ 467,783           $ 425,716
                                               =========           ==========

         Accounts payable and accrued expenses $  98,055           $   81,312
         Total debt                              105,880              100,482
         Accrued pension liability                28,204               43,922
         Shareholders' equity                    235,644              200,000
                                               ---------           ----------
                           Total               $ 467,783           $  425,716
                                               =========           ==========

         Book value per share                      $6.41                $5.64
                                                   =====                =====

         Selected cash flow data (year-to-date):

         Capital expenditures                  $   8,724           $    1,729
         Depreciation of fixed assets              2,360                2,859
         Amortization of intangible assets,
             long-lived assets and
             unearned employee benefits            1,604                2,036


This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.

Certain prior year amounts have been reclassified to conform to the current year's presentation.